EXHIBIT 10.115
[DATE]
[Name of executive]1
[Address of executive]
Dear [Sobriquet of executive]:
StarTek, Inc. (“Company”) is very pleased to offer you, [Name of executive] (“Employee”) continued employment as [Title]. This letter (“Agreement”) states the complete terms and conditions of your employment with Company. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.
1. Employment. The Company will continue to employ Employee and Employee shall continue to serve Company in the capacity of [Title].
2. At-Will Employment. It is understood and agreed by Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with Company. Employee specifically acknowledges that his employment with Company is at-will and may be altered or terminated by either Employee or Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Employee’s employment with Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Employee and approved by the Company’s Board of Directors (the “Board of Directors”).

[1]	Except for text described in footnotes below, bracketed text is specific to individual executive.

3. Duties. Employee shall continue to render exclusive, full-time services to Company as its [Title]. Employee shall perform services under this Agreement primarily at the [Location] office of Company, and from time to time at such other locations as is necessary to perform Employee’s duties hereunder. In its sole discretion, Company may change, add to, or eliminate any of Employee’s responsibilities, working conditions and duties. Employee shall devote Employee’s best efforts and full business time, skill and attention to the performance of such duties and responsibilities on behalf of Company.
4. Policies and Procedures. Employee is subject to and shall comply with the policies and procedures of Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. No written or oral policy or procedure of Company constitutes a contract between Company and Employee.
5. Base Salary. Employee’s initial Base Salary (hereafter defined) shall be $[Annual salary] per annum. For all services rendered and to be rendered hereunder, Company shall pay Employee, and Employee shall accept a salary as may fixed by the Company from time to time (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to Deductions. The term “Deductions” means such employment taxes, deductions and withholdings as Company is required to make pursuant to law, or by further agreement with the Employee. Employee’s Base Salary shall be subject to periodic review and adjustment by Company.
6. Stock Options. To the extent that Company has or may grant Employee options to purchase shares of Company common stock (“Options”), the vesting schedule, including without limitation, any acceleration upon change-in-control, and all other terms, conditions and limitations of such Options will be those set forth in the StarTek, Inc. Stock Option Plan, Option grant notices and Option agreements approved by the Board of Directors and entered into by Employee.
7. Bonus. Employee may be eligible to participate in Company’s annual Incentive Bonus Plan with a bonus potential of [Bonus percentage]% of Base Salary at 100% target attainment pursuant to the terms, conditions and limitations set forth therein.
8. Other Benefits. While employed by Company as provided herein:
(a) Employee Benefits. Employee shall be entitled to all benefits to which other executive officers of Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by Company for the benefit of its executives. Company reserves the right to alter, amend, or eliminate any of such benefits from time to time at Company’s discretion.
(b) Expense Reimbursement. Company shall reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, according to the policies of Company which Company may, in its sole discretion, change from time to time.

2.

(c) Paid Time Off (PTO). Employee will be entitled to paid time off according to Company’s policy, which Company may change in its discretion. Notwithstanding such policy, the minimum amount of paid time off shall be [Paid time off] hours per annum, which will accrue in semi-monthly increments.
9. Confidential Information, Rights and Duties.
(a) Proprietary Information. Employee agrees to execute and abide by Company’s Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), attached hereto as Exhibit A.
(b) Exclusive Property. Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to Employee while employed by Company, are and shall remain the permanent and exclusive property of Company.
(c) Non-Competition and Non-Solicitation. Employee agrees that for a period of [Severance period] following his last day of employment with Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Proprietary Information Agreement.
10. Termination. Employee and Company each acknowledge that either party has the right to terminate Employee’s employment with Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to the following:
(a) Termination by Death or Disability. Subject to applicable state or federal law, in the event that Employee shall die during his employment hereunder or become permanently disabled, as evidenced by notice to Company and Employee’s inability to carry out his job responsibilities for a continuous period of more than six months, Employee’s employment and Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date upon which, in the sole determination of the Board of Directors, Employee has become permanently disabled, except that Company shall pay Employee any salary earned but unpaid prior to termination [, any earned commissions payable to Employee according to the terms of a sales commission plan in which the Employee is participating immediately prior to termination], any benefits accrued prior to termination, all accrued but unused vacation, and any business expenses that were incurred but not reimbursed as of the date of termination (the “Accrued Compensation”). Vesting of all options shall cease on the date of such termination.
(b) Voluntary Resignation by Employee. In the event that Employee voluntarily terminates his employment with Company, Company’s obligation to make payments hereunder shall cease upon such termination, except Company shall pay Employee all Accrued Compensation. Vesting of all options shall cease on the date of such termination.
(c) Termination for Cause. In the event that Employee is terminated by Company for Cause (as defined below), Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination, except Company shall pay Employee all Accrued Compensation. Vesting of all options shall cease on the termination date.

3.

(d) Termination by the Company without Cause [or for Good Reason]2. In the event Employee’s employment is terminated without Cause (as defined herein) [or Employee resigns for Good Reason (as defined herein)]2 and provided Employee executes a release in the form attached as Exhibit B (“Release”), and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, then in addition to payment of the Accrued Compensation, Employee shall be entitled to receive (i) the equivalent of [Severance period] months of Base Salary as in effect immediately prior to the termination date, payable on the same basis and at the same time as previously paid and subject to Deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release; (ii) annual bonus pro-rated for time and performance as judged by CEO; (iii) provided that Employee is eligible for and timely elects continuation of health insurance pursuant to COBRA, for a period of [Severance period] months Company shall also reimburse Employee for a portion of the cost of Employee’s COBRA premiums that is equal to, and does not exceed, Company’s monthly contribution towards Employee’s health benefit premiums as of the date of termination provided, however, that Company’s obligation to pay Employee’s COBRA premiums will cease immediately in the event Employee becomes eligible for group health insurance during the [Severance period] month period, and Employee hereby agrees to promptly notify Company if Employee becomes eligible to be covered by group health insurance in such event ((i) (ii) and (iii) collectively, the “Severance Benefits”).
(e) Definition of Cause. For purposes of this Agreement, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of the Employee by Company; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement; (iii) the commission or omission of or engaging in any act or practice which constitutes a material breach of the Employee’s fiduciary duty to Company, involves personal dishonesty on the part of the Employee or demonstrates a willful or continuing disregard for the best interests of Company; or (iv) the Employee’s engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company, its business or any of its customers, employees or vendors.
(f) [Definition of Good Reason.2 Employee may voluntarily terminate Employee’s employment for “Good Reason” by notifying Company in writing, within thirty (30) days after the occurrence of one of the following events taken without Employee’s consent, that Employee intends to terminate Employee’s employment for Good Reason on the thirtieth (30th) day following Company’s receipt of Employee’s notice, if Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period: (i) a reduction in Employee’s Base Salary, bonus (if any) or benefits that would materially diminish the aggregate value of Employee’s total compensation and benefits and which for purposes of this Section 10(f) shall constitute a material breach of the Employment Agreement except to the extent that the aggregate value of the compensation and benefits of other executive officers is accordingly reduced; (ii) the assignment to Employee of duties that are substantially and materially inconsistent with the Employee’s position and that are not a reasonable advancement of Employee’s position within Company; or (iii) a material change in geographic location (more than 60 miles) from Employee’s current principal place of performing services on behalf of Company.]

[2]	Bracketed text referring to “Good Reason” is used only in contracts for Executive Vice Presidents, such as Chief Operating Officer or Chief Financial Officer.

4.

11. Code Section 409A Compliance. Severance Benefits pursuant to Section 10(d) above, to the extent of payments made from the termination date through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.
12. Miscellaneous.
(a) Taxes. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by Company pursuant to this Agreement. Employee agrees to indemnify Company and hold Company harmless from any and all claims or penalties asserted against Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by Company pursuant to this Agreement. Employee expressly acknowledges that Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Company to Employee pursuant to this Agreement.
(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.
(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of Company. This Agreement shall not be assignable by the Employee.

5.

(d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at the address as set forth herein for such party, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.
(e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.
(f) Entire Agreement. This Agreement together with the Exhibits A and B attached hereto, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
We look forward to having you continue to work with us at StarTek, Inc. If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and the attached Proprietary Information Agreement and return them to me by [Acceptance date]. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.
StarTek, Inc.

By:

A. Laurence Jones
Its:	Chief Executive Officer

I have read this offer and I understand and I accept its terms.

[Name of executive]

Date:

6.

Exhibit A
MANAGER, EXECUTIVE PERSONNEL OR ASSISTANTS’
PROPRIETARY INFORMATION, INVENTIONS,
NON-COMPETITION, AND NON-SOLICITATION AGREEMENT
This Manager, Executive Personnel or Assistants’ Proprietary Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”) is made in consideration for my employment or continued employment by StarTek, Inc. or its subsidiaries or affiliates (the “Company”), and the compensation now and hereafter paid to me. I hereby agree as follows:
1. Nondisclosure.
1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4 Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company (“Nonassignable Inventions”).
2.5 Obligation to Keep Company Informed. During the period of my employment and for six months after the last day of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe are Nonassignable Inventions and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that have been identified as Nonassignable Inventions.
2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. No Conflicts or Solicitation. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. To protect the Company’s Proprietary Information, and because of the position in the Company that I hold, I agree that during my employment with the Company whether full-time or part-time and for a period of [Severance period] months after my last day of employment with the Company, I will not (a) directly or indirectly solicit or induce any employee of the Company to terminate or negatively alter his or her relationship with the Company or (b) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company) or (c) directly or indirectly induce any client, customer, supplier, vendor, consultant or independent contractor of the Company to terminate or negatively alter his, her or its relationship with the Company. I agree that the geographic scope of the non-solicitation should include the “Restricted Territory” (as defined below).
4. Covenant Not to Compete. I acknowledge that during my employment I will have access to and knowledge of Proprietary Information. I also acknowledge that during my employment with the Company, I have held and/or will hold a management or executive position or am, or will be, an assistant to a manager or executive. To protect the Company’s Proprietary Information, and because of the position in the Company that I may hold, I agree that during my employment with the Company whether full-time or part-time and for a period of [Severance period] months after my last day of employment with the Company, I will not directly or indirectly personally participate or engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a “Restricted Business” in a “Restricted Territory” (as defined below). It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation, or (ii) any stock I presently own shall not constitute a violation of this provision.
4.1 Reasonable. I agree and acknowledge that the time limitation on the restrictions in this paragraph, combined with the geographic scope, is reasonable. I also acknowledge and agree that this paragraph is reasonably necessary for the protection of Company’s Proprietary Information as defined in paragraph 1.2 herein, that through my employment I shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value which will be imparted to me.
4.2 As used herein, the terms:
(i) “Restricted Business” shall mean the design, development, marketing, commercialization or sales of any products or services that directly compete in the marketplace with any such product then sold by the Company or then in development by the Company and projected to be sold within one (1) year of my last day of employment with the Company.
(ii) “Restricted Territory” shall mean any state, county, or locality in the United States in which the Company conducts business and any other country, city, state, jurisdiction, or territory in which the Company does business.
5. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return Of Company Materials. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
8. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.
10. Notification Of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
11. General Provisions.
11.1 Governing Law; Consent to Personal Jurisdiction and Exclusive Forum. This Agreement will be governed by and construed according to the laws of the State of Colorado without regard to conflicts of law principles. I hereby expressly understand and consent that my employment is a transaction of business in the State of Colorado and constitutes the minimum contacts necessary to make me subject to the personal jurisdiction of the federal courts located in the State of Colorado, and the state courts located in the County of Boulder County, Colorado, for any lawsuit filed against me by Company arising from or related to this Agreement. I agree and acknowledge that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Colorado.
12. Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
12.1 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
12.2 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.3 No Employment Rights. I agree and understand that my employment is at-will which means I or the company each have the right to terminate my employment at will, with or without advanced notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
12.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.5 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement
This Agreement shall be effective as of the first day of my employment with the Company, namely: [First date of employment].
I have read this Agreement carefully and understand its terms. I have completely filled out Schedule a to this Agreement.
Dated:

[Name of executive]

SCHEDULE A

TO:	StarTek, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by StarTek, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or
	Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

Exhibit B
RELEASE
In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado state law (as amended). Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of or with regard to: (i) any payment to be made to me by the Company in connection the termination of employment as contemplated by the Employment Agreement, or (ii) any statutory obligation that the Company may have with regard to the continuation of benefits.
[IF APPLICABLE] ADEA Waiver and Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.
I agree not to disparage Company or Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process

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